Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - September 2009

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	14.92%
Less: Coupon	0.59%
Servicing Fee	1.50%
Net Credit Losses	9.32%
Excess Spread :
September-09	3.51%
August-09	2.78%
July-09	4.33%
Three Month Average Excess Spread	3.54%

Delinquency:
30 to 59 Days	1.36%
60 to 89 Days	1.41%
90+ Days	2.24%
Total	5.01%
Principal Payment Rate	16.19%